Exhibit 10.20

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and effective as of September 1, 2006 (the “Effective Date”) by and between Solera, Inc., a Delaware corporation (the “Company”), and Roxani M. Gillespie (“Consultant”).

WHEREAS, the Company desires that Consultant provide it with consulting services to obtain the benefit of Consultant’s extensive knowledge, experience and contacts in the insurance claims processing industry; and

WHEREAS, Consultant is willing to provide consulting services to the Company subject to the terms set forth in this Agreement.

NOW, THEREFORE, the Company and Consultant hereby agree as follows:

1.  Term.

The Company hereby engages Consultant, and Consultant hereby agrees to provide consulting services to the Company, commencing as of the Effective Date and continuing through and until November 30, 2006.

2.  Services of Consultant.

Consultant hereby agrees during the term of this Agreement to consult with the Company in such manner and on such business matters as may be reasonably requested from time to time by the Company, including but not limited to:

(i)                                the Company’s negotiation and settlement of several employment related disputes in the Netherlands; and

(ii)                             the Company’s search and recruitment of a general counsel.

3.  Compensation.

The Company will compensate Consultant for the consulting services to be provided by Consultant hereunder at a rate of $26,667 per month. Such compensation shall be payable monthly within a reasonable period of time after the end of each month.

The Company will promptly reimburse Consultant for reasonable travel expenses (air fare, lodging, food and ground transportation), telephone charges, translation fees and other related expenses incurred by Consultant at the Company’s request in connection with the rendering of services hereunder.

Consultant acknowledges and agrees that during the term of this Agreement she will not be eligible to participate in any employee benefit program of the Company or any of its affiliates.

4.  Outside Employment.

The Company acknowledges and agrees that, during the term of this Agreement, (i) Consultant may be engaged for her expertise by one or more other institutions (so long as such engagement does not conflict with Consultant’s engagement by the Company) and (ii) Consultant may continue to engage in her independent legal practice.

Consultant will use best efforts to segregate the consulting services provided under this Agreement from the work Consultant performs for other institutions or parties.

5.  Confidential Information.

Consultant acknowledges that the information, observations and data that Consultant will obtain during the course of her association with the Company and her performance under this Agreement, including, without limitation, information concerning acquisition opportunities of the Company and its affiliates, are the property of the Company and its affiliates. Consultant agrees that she will not use for her own purposes or disclose to any third party any of such information, observations or data without the prior written consent of the Company, unless and to the extent that the aforementioned information, observations and data become generally known to and available for use by the public other than as a result of Consultant’s acts or omissions. The Company will, upon request, have access to all memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documentation (and copies thereof) relating to the Company, the acquisition opportunities of the Company and its affiliates or the services provided hereunder that Consultant may then possess or have under her control.

Consultant and the Company agree that the Company would suffer irreparable harm from a breach by Consultant of any of the covenants or agreements contained herein. In the event of an alleged or threatened breach by Consultant of any of the provisions of this Section 5, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof.

6.  Notice.

Any notice required or permitted by the terms of this Agreement shall be given by registered mail, prepaid and properly addressed as follows:

If to the Company:

Solera, Inc.

Attention: Tony Aquila

6111 Bollinger Canyon Road

San Ramon, CA

If to Consultant:

Roxani Gillespie

2450 Hyde Street

San Francisco, California 94109

Any such notice shall be deemed to have been given when received.

7.  Entire Agreement.

This Agreement is the entire agreement of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous negotiations, correspondence, understandings and agreements of the parties relating to the subject matter hereof. This Agreement may be amended only by an agreement in writing, signed by both parties.

8.  Consultant an Independent Contractor.

Consultant and the Company agree that Consultant shall perform services hereunder as an independent contractor. Neither Consultant nor any personnel retained by Consultant shall be considered employees or agents of the Company as a result of this Agreement, and none of them shall have authority to contract in the name of or bind the Company, except as expressly agreed to in writing by the Company. Consultant shall advise all third parties that Consultant is acting as an independent contractor and does not have such ability.

Consultant will file all tax returns and reports required to be filed by her on the basis that Consultant is an independent contractor, rather than an employee, as defined in Treasury Regulation §31.3121(d)-1(c)(2).

9.  Governing Law and Severability.

This Agreement shall be governed by the laws of the State of California. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

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IN WITNESS WHEREOF, the Company and Consultant have duly executed this Consulting Agreement effective as of September 1, 2006.

Solera, Inc:

By:	/s/ Jack Pearlstein
Name: Jack Pearlstein
Its: CFO

/s/ Roxani M. Gillespie
Roxani M. Gillespie